UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 30, 2007
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Smithtown Bancorp, Inc.
(Exact name of registrant as specified in its charter)
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New York	000-13314	11-2695037
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Motor Parkway, Suite 160, Hauppauge, New York 11788
(Address of principal executive offices)

Registrant's telephone number, including area code 631-360-9300
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SMITHTOWN BANCORP, INC.
INDEX

Item 5.02	Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On January 30, 2007, Bank of Smithtown (the “Bank”), a wholly owned subsidiary of Smithtown Bancorp, Inc. (the “Company”) entered into an Amended and Restated Supplemental Executive Retirement Agreement with Bradley E. Rock. The Amended and Restated Supplemental Executive Retirement Agreement replaced the Supplemental Executive Retirement Agreement previously entered into by the Bank and Mr. Rock dated May 27, 2004.

The Agreement with Mr. Rock was restated to reflect the original intent of the parties thereto which was to include only the highest average base salary paid to Mr. Rock for the three consecutively completed calendar years preceding his termination of employment in calculating his final average compensation to determine the benefit payable to him under the agreement.

The Agreement with Mr. Rock was also amended to change from 24 to 36 months the period of time in which his employment would have to be terminated following a change in control in order for him to be entitled to be paid the change in control benefit described in the Agreement. This amendment was made so that the terms of the Agreement are consistent with the Amended and Restated Change In Control Agreement entered into by the Bank, the Company and Mr. Rock dated December 22, 2006.

The foregoing description of the amendments is qualified in its entirety by reference to the Amended and Restated Supplemental Executive Retirement Agreement attached hereto as Exhibit 1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

1	Amended and Restated Supplemental Executive Retirement Agreement by and between Bank of Smithtown and Bradley E. Rock dated January 30, 2007

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: January 30, 2007	Smithtown Bancorp, Inc.

	By:	/s/ Bradley E. Rock
	Name:	Bradley E. Rock
	Title:	Chairman of the Board, President and Chief Executive Officer